EXHIBIT 99.1

OXiGENE Reports Financial Results for 2014

- Strong Year-End Cash Balance of $30 Million -

- Significant R&D Milestones Anticipated in 2015 -

SOUTH SAN FRANCISCO, Calif., March 17, 2015 (GLOBE NEWSWIRE) -- OXiGENE, Inc. (Nasdaq:OXGN), a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer, reported financial results for the year ended December 31, 2014.

"OXiGENE has made meaningful progress during the past year to advance our pipeline of vascular disrupting agents (VDAs) and focus our research and development activities on specific and measurable goals," said Dai Chaplin, Ph.D., OXiGENE's President and CEO. "In addition to generating significant Phase 2 data demonstrating the benefit of fosbretabulin in combination with bevacizumab in platinum-resistant ovarian cancer, we advanced our Phase 2 development program for fosbretabulin in gastrointestinal neuroendocrine tumors (GI-NETs), another important orphan disease and compelling opportunity. We also supported an additional Phase 2 study of fosbretabulin in ovarian cancer being conducted by a U.K. charity, and continued to advance our earlier-stage programs."

Continued Dr. Chaplin: "In 2015, we expect to obtain U.S. regulatory guidance in the second quarter on the potential design and scope of a late-stage development program for fosbretabulin in ovarian cancer, and to complete enrollment in the ongoing Phase 2 study in GI-NETs. We also plan to move our second clinical candidate, OXi4503, into a company-sponsored Phase 1/2 study in acute myeloid leukemia (AML), which will increase the number of clinical sites enrolling these subjects. We believe these initiatives will be important milestones for our company and contribute to building shareholder value."

Summary of Financial Results

At December 31, 2014, OXiGENE had cash of approximately $30.0 million, compared to approximately $7.0 million at December 31, 2013. During 2014, the company raised total net proceeds of approximately $35.2 million from a public offering of stock and warrants and an at-the-market registered direct offering, as well as the exercise of warrants during the year.

For the year ended December 31, 2014, OXiGENE reported a net loss of $12.7 million compared to a net loss of $8.3 million for the same period in 2013. The increase in the net loss during 2014 was primarily due to an increase in research and development (R&D) expenses, which included costs for the initiation of a company-sponsored Phase 2 clinical trial in GI-NETs and the manufacture of drug product for ongoing and late-stage clinical development. General and administrative expenses were higher in 2014 as compared to 2013 due to a one-time charge related to executive compensation and an employee incentive compensation program. During 2013, OXiGENE also recorded a non-cash deemed dividend of $4.8 million related to the preferred stock equity financings completed that year.

Conference Call Today

Members of OXiGENE's management team will review full-year results via a webcast and conference call today, March 17, 2015, at 4:30 p.m. ET (1:30 p.m. PT). To listen to a live or an archived version of the audio webcast, please log onto the Company's website, www.oxigene.com. Under the "Investors & Media" tab, select the link to "Events and Presentations." OXiGENE's earnings conference call can also be heard live by dialing (888) 841-3431/ Conference ID: 87728293 in the United States and Canada, and (678) 809-1060 for international callers, five minutes prior to the beginning of the call.

About OXiGENE

OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer. The company is focused on developing vascular disrupting agents (VDAs), which are compounds that selectively disrupt abnormal blood vessels associated with solid tumor survival and progression. The company's lead clinical product candidate, fosbretabulin, is in development as a potential treatment for solid tumors. OXi4503, its second product candidate, is in development for acute myeloid leukemia (AML). OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.

Safe Harbor Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include the timing of advancement, outcomes, data and regulatory guidance relative to our clinical programs and achievement of our business and financing objectives may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the inherent risks of drug development, manufacturing and regulatory review, and the availability of additional financing to continue development of our programs. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE's reports to the Securities and Exchange Commission, including OXiGENE's reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and subsequent filings with the Securities and Exchange Commission.

OXiGENE, Inc.
Balance Sheet Data
(Unaudited)	December 31,
	2014	2013
	(All amounts in thousands)
Assets

Cash	$ 30,031	$ 7,005
Prepaid expenses	318	93
License agreement	--	93
Other assets	74	103

Total assets	$ 30,423	$ 7,294

Liabilities and stockholders' equity

Accounts payable and accrued liabilities	$ 1,419	$ 1,251
Total stockholders' equity	29,004	6,043

Total liabilities and stockholders' equity	$ 30,423	$ 7,294

OXiGENE, Inc.
Statement of Operations Data
(Unaudited)	Years ended December 31,
	2014	2013
	(All amounts in thousands, except per share data)
Product revenue	$ --	$ 95

Operating Expenses:
Research and development	7,408	3,636
General and administrative	5,242	4,739

Total operating expenses	12,650	8,375
Loss from Operations	(12,650)	(8,280)

Investment income	6	4
Other (expense) income, net	(3)	(1)
Net loss and comprehensive loss	(12,647)	(8,277)

Non-cash deemed dividend to preferred stockholders	--	(4,799)

Net loss attributable to common stock	$ (12,647)	$ (13,076)

Basic and diluted net loss per common share attributable to common stock	$ (0.75)	$ (4.67)
Weighted-average number of common shares outstanding	16,973	2,803
CONTACT: Investor and Media Contact:
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